Exhibit 4.5

Description of the Registrant’s Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934, as amended

The common stock, par value $0.001 per share (“Common Stock”), of Catalyst Pharmaceuticals, Inc. (“Catalyst,” “we,” or “our”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description sets forth certain general terms and provisions of our Common Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of our Certificate of Incorporation (our “Certificate of Incorporation”) and our Bylaws (our “Bylaws”), each of which is incorporated herein by reference and copies of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the applicable provisions of General Corporation Law of the State of Delaware (the “DGCL”).

Authorized Capital Stock

Our authorized capital currently consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The following summary of the material features of our common stock does not purport to be complete and is subject to, and qualified in its entirety by the provisions of our Certificate of Incorporation, our Bylaws and other applicable law. See “Where You Can Find Additional Information”.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to our stockholders, including the election of directors. In the event of our liquidation, dissolution, or winding-up, the holders of common stock are entitled to share ratably and equally in our assets, if any, that remain after paying all debts and liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or cumulative rights and no redemption or conversion provisions.

Holders of our common stock are entitled to receive dividends if, as, and when declared by our board of directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding, all subject to any dividend restrictions in our credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, we would not be able to pay our debts as they come due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of preferred stock.

Preferred Stock

Our Certificate of Incorporation, as amended, authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

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the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;

•	restrictions on the issuance of shares of the same series or any other class or series; or

•	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms related to the offering. They will include, where applicable:

•	the title and stated value of the series of preferred stock and the number of shares constituting that series;

•	the number of shares of the series of preferred stock offered, the liquidation preference per share and the offering price of the shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the shares of preferred stock of the series;

•	the date from which dividends on shares of preferred stock of the series shall cumulate, if applicable;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any, for shares of preferred stock of the series;

•	the provision for redemption or repurchase, if applicable, of shares of preferred stock of the series;

•	any listing of the series of shares of preferred stock on any securities exchange;

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the terms and conditions, if applicable, upon which shares of preferred stock of the series will be convertible into shares of preferred stock of another series or common stock, including the conversion price, or manner of calculating the conversion price;

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whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in shares of preferred stock of the series will be represented by global securities;

•	any other specific terms, preferences, rights, limitations or restrictions of the series of shares of preferred stock;

•	a discussion of any material United States federal income tax consequences of owning or disposing of the shares of preferred stock of the series;

•	the relative ranking and preferences of shares of preferred stock of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

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any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with the series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Provisions of the Certificate and Bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect our interest and the interests of our stockholders.

Issuance of Rights. On September 20, 2011, the Board of Directors approved the adoption of a stockholder rights plan, which was amended on September 19, 2016 and further amended on August 28, 2019. Further, at the 2017 Annual meeting of Stockholders, the Company’s stockholders approved the rights plan.

The rights plan was implemented through our entry into a rights agreement with Continental Stock Transfer & Trust Company, as rights agent, and the declaration of a non-taxable dividend distribution of one preferred stock purchase right (each, a Right) for each outstanding share of our common stock. The dividend was paid on October 7, 2011 to holders of record as of that date. Each right is attached to and trades with the associated share of common stock. The rights will become exercisable only if a person acquires beneficial ownership of 17.5% or more of our common stock (or, in the case of a person who beneficially owned 17.5% or more of our common stock on the date the rights plan was adopted, such person acquires beneficial ownership of any additional shares of our common stock) or after the date of the Rights Agreement, commences a tender offer that, if consummated, would result in beneficial ownership by a person of 17.5% or more of our common stock. The rights will expire on September 20, 2022, unless the rights are earlier redeemed or exchanged.

Meetings of Stockholders. The bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law. The bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

No Stockholder Action by Written Consent. The certificate provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

Amendment of the Certificate. The certificate provides that an amendment thereof must first be approved by a majority of the board of directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the board of directors and amendments to the certificate.

Amendments of Bylaws. The certificate provides that the board of directors or the stockholders may amend or repeal the bylaws. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

Certain Anti-Takeover Matters

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Delaware law, regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholders for a period of three years following the date that the stockholder became an interested stockholder, unless:

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either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by our board of directors before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after that date, the business combination is approved by our board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability for monetary damages for breach of fiduciary duty by members of our Board of Directors, except for liability that cannot be eliminated under Delaware law. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision in our certificate of incorporation. In addition, each of our directors is subject to liability under Delaware law for breach of their duty of loyalty for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law for actions leading to improper personal benefit to the director and for payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect our directors’ responsibilities under any other laws, such as federal securities laws.

Delaware law provides that the directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for any of the following:

•	any breach of a director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Delaware law provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which our directors and officers may be entitled to under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation and bylaws eliminate the personal liability of directors to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we may fully indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Listing

Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “CPRX”.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. They are located at One State Street Plaza, 30th Floor, New York, New York 10004. They can be reached via telephone at (212) 509-4000.